Exhibit A

SCHEDULE 13G JOINT FILING AGREEMENT

In accordance with the requirements of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, and subject to the limitations set forth therein, the parties set forth below agree to jointly file the Schedule 13G to which this joint filing agreement is attached, and have duly executed this joint filing agreement as of the date set forth below.

Dated February 9, 2018

BERGGRUEN HOLDINGS NORTH AMERICA LTD.

By:	/s/ Justin Topilow
Name:	Justin Topilow
Title:	Director

BERGGRUEN HOLDINGS LTD.

By:	/s/ Justin Topilow
Name:	Justin Topilow
Title:	Director

NICOLAS BERGGRUEN CHARITABLE TRUST

By:	Maitland Trustees Limited, as Trustee

By:	/s/ Colin Bird
Name:	Colin Bird
Title:	Authorized signatory

By:	/s/ Tessa Burrows
Name:	Tessa Burrows
Title:	Authorized signatory

/s/ Nicolas Berggruen
Nicolas Berggruen